EXHIBIT 99.1

FOR IMMEDIATE RELEASE

XO Announces Preliminary Results of Tender Offer for
Global Crossing Senior Secured Loans

Reston, VA ( June 30, 2003) XO Communications, Inc. announced that the preliminary results of its offer for Senior Secured Loans of Global Crossing, which terminated on June 27, 2003, indicate that approximately $495 million principal amount of such Loans were tendered to XO. With the tendered amount, XO will own approximately $790 million principal amount of the approximately $2.214 billion of such Loans outstanding.

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

Media Contact:
Dawnyielle Downes
Media/Industry Analysts
703-547-2682

Kara Palamaras
Media/Industry Analysts
703-547-2011

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The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the private securities litigation reform act of 1995). Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the securities and exchange commission, including its annual report on form 10-K for the year ended December 31, 2002 and in its quarterly report on form 10-Q for the quarter ended March 31, 2003.